Executive Employment Agreement

This Executive Employment Agreement (the “Agreement”) is effective as of June 14, 2011 (the “Effective Date”), by and between Micromet, Inc. (hereinafter the “Company”) and Ulrich M. Grau Ph.D. (hereinafter the “Executive”).

Whereas, the Company desires to employ the Executive to provide personal services to the Company and its wholly-owned subsidiary Micromet GmbH (the “Subsidiary”, and together with the Company collectively referred to as “Micromet”), and wishes to provide the Executive with certain compensation and benefits in return for his services; and

Whereas, the Executive wishes to be employed by the Company and provide personal services to Micromet in return for certain compensation and benefits;

Now, therefore, in consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1.           Employment by the Company

1.1         Position.  Subject to terms set forth herein, the Company agrees to employ the Executive in the position of Executive Vice President, Chief Operating Officer, and the Executive hereby accepts such employment.  During his employment with the Company, the Executive will devote his best efforts and substantially all of his time and attention to the business of the Company, except as provided in Section 4 below and for vacation periods and reasonable periods of illness or other incapacities in accordance with Micromet’s general employment policies or practices.

1.2         Duties.  The Executive will serve as an executive officer of the Company performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, under the oversight and direction of the Chief Executive Officer and the Company’s Board of Directors (the “Board”) or a committee of the Board, subject to the terms of his appointment to serve as a director or officer of the Subsidiary.  Upon termination of this Agreement pursuant to Section 6, the Executive agrees to resign from all functions which he exercised or assumed on the basis of or in connection with the Executive’s employment by the Company, including as a director or officer of the Company or its subsidiaries.

1.3         Location.  The Executive’s primary office location is at the Subsidiary’s corporate offices in Munich, Germany.  If required for business reasons and in the best interest of the Company, the Executive agrees to perform services at places other than at his primary office location from time to time, and to undertake reasonable business travel.

1.4         Term. The term of this Agreement and the Executive’s services to the Company will commence on June 14, 2011 (the “Start Date”), and will continue until terminated by the Executive or the Company in accordance with Section 6.

2.          Compensation

2.1         Base Salary.  For services rendered hereunder by the Executive pursuant to this Agreement, the Executive will receive an annualized base salary of three hundred twenty-five thousand EUROS (€325,000) as may be adjusted from time to time by the compensation committee of the Board in its sole discretion (the “Base Salary”), payable in accordance with Micromet’s regular payroll schedule (but not less frequently than monthly), less any payroll withholding and deductions in accordance with applicable law and Micromet’s general employment policies or practices.

2.2         Bonus.  The Executive will participate in the Company’s Management Incentive Compensation Plan (the “MICP”) adopted by the Company from time to time or in such other bonus plan as the Board may approve for the senior executive officers of the Company, provided that the target bonus of the Executive will be 50% of his annual base salary, or such higher percentage as may be approved by the Board’s compensation committee from time to time.  Except as otherwise provided in this Agreement, the Executive’s participation in and benefits under any such plan will be on the terms and subject to the conditions specified in the governing document of the particular plan.  If this Agreement terminates for any reason prior to payment of any bonus, the Executive is not eligible for such bonus, prorated or otherwise.

2.3         Standard Company Benefits.

(a)         The Executive will be eligible to participate on the same basis as similarly situated employees in Micromet’s benefit plans in effect from time to time during his employment.  All matters of eligibility for coverage or benefits under any benefit plan will be determined in accordance with the provisions of such plan.  Micromet reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

(b)         The Executive is entitled to annual paid time off (“PTO”) in accordance with Micromet’s standard policies and as otherwise provided for senior executive officers, but in no event less than thirty (30) working days.  Working days are all calendar days with the exception of Saturdays, Sundays, and the public holidays in Munich, Germany.  The Executive will coordinate the periods of PTO reasonably in advance with the other executive officers of the Company and the Chief Executive Officer.

2.4         Executive Benefits.

(a)         The Company will pay or reimburse the Executive any insurance coverage as may be approved by the compensation committee of the Board from time to time. Further, the Executive will be eligible to participate on the same basis as similarly situated executives in such executive benefits plans as may be established by the compensation committee of the Board from time to time.  All matters of eligibility for coverage or benefits under any such benefit plan will be determined in accordance with the provisions of such plan.

(b)         The Company will have the right to take out life, health, accident, “key-man” or other insurance covering the Executive, in the name of the Company and at the Company’s expense and for the Company’s benefit, in any amount deemed appropriate by the Company.  The Executive will assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(c)         In order to facilitate the Executive’s relocation from his current domicile to the Munich area, the Company will pay to the Executive a relocation and housing bonus of forty thousand Euros (€40,000) upon the completion of such relocation.

2.5         Business Expenses.  The Company will reimburse the Executive for reasonable Company-related travel, entertainment, professional licensing, continuing education and other expenses reasonably incurred by the Executive on behalf of the Company pursuant to its expense reimbursement policy.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.6         Equity Compensation.

(a)         Participation in Equity Plans.  Subject to approval of the Board, the Executive will be granted an initial option to purchase 300,000 shares of common stock of the Company (the “Shares”).  The date of grant will be the first day of the month following the Start Date and the Board’s approval of such grant, and the exercise price will be the closing price of the Company’s stock on the date of grant.  The initial option will vest with respect to twenty-five percent (25%) of the shares on the one-year anniversary of the date of grant (“Anniversary Date”), and with respect to the remaining seventy-five percent (75%) of the Shares in equal monthly installments over the three- (3-) year period after the Anniversary Date at a rate of 1/48 of the Shares each month (with vesting occurring on each monthly anniversary of the Anniversary Date), subject to Executive’s continuous employment with the Company on such dates.  In addition, the Executive will be eligible to participate in any equity or other employee benefit plan that is generally available to senior executive officers of the Company.  Except as otherwise provided in this Agreement, the Executive’s participation in and benefits under any such plans will be on the terms and subject to the conditions specified in the governing document of the particular plan.

(b)         Acceleration of Vesting. The provisions concerning vesting pursuant to clauses (i) and (ii) below will be cumulative, and are hereby deemed to be a part of all stock options, restricted stock and such other awards granted during the term of this Agreement pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, (each a “Stock Award”), and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(i)          If a Change of Control (as defined in subsection (iii) below) occurs and the Executive’s unvested Stock Awards are not converted, assumed, or replaced by a successor, such Stock Awards will become fully vested and exercisable and all forfeiture restrictions on such Stock Awards will lapse.

(ii)         If this Agreement is terminated by the Company without Cause or by the Executive for Good Reason within six (6) months prior to or twenty-four (24) months following a Change of Control, all of the Executive’s outstanding unvested Stock Awards will be automatically vested and exercisable on the later of the date of termination or the Change of Control; provided, that if any unvested portion of a Stock Award terminates or is forfeited in the case of the termination of this Agreement before a Change of Control, the Company will make a cash payment to the Executive, no later than ten (10) days after the effective date of the Change of Control, equal to the economic value of the terminated unvested portion of the Stock Award to the Executive at the time of the Change of Control (calculated for stock options as the difference between the aggregate exercise price of that portion of the option and the aggregate fair market value of the shares underlying that portion of the option at the time of the Change of Control, and for stock awards as the aggregate fair market value of the unvested portion of the shares at the time of the Change of Control, less any amounts paid to the Executive for the repurchase of that portion of the shares).  Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this subsection 2.6(b)(iii) constitute deferred compensation under Section 409A that may only be paid on a qualifying transaction (that is, the payments and benefits are not otherwise “exempt” under Section 409A), the foregoing definition of Change in Control will apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

(iii)        “Change of Control” means and includes each of the following:

(1)         the acquisition, directly or indirectly, by any "person" or "group" (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of "beneficial ownership" (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors ("voting securities") of the Company that represent 40% or more of the combined voting power of the Company's then outstanding voting securities, other than

a.           an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

b.           an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

c.           an acquisition of voting securities pursuant to a transaction described in clause (3) below that would not be a Change of Control under clause (3);

Notwithstanding the foregoing, neither of the following events will constitute an “acquisition” by any person or group for purposes of this subsection (iv): an acquisition of the Company's securities by the Company which causes the Company's voting securities beneficially owned by a person or group to represent 40% or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that if a person or group will become the beneficial owner of 40% or more of the combined voting power of the Company's then outstanding voting securities by reason of share acquisitions by the Company as described above and will, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition will constitute a Change of Control; or

(2)         during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who will have entered into an agreement with the Company to effect a transaction described in clauses (1) or (3) of this subsection (e)) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(3)         the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company's assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction

a.           which results in the Company's voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company's assets or otherwise succeeds to the business of the Company (the Company or such person, the "Successor Entity")) directly or indirectly, at least a majority of the combined voting power of the Successor Entity's outstanding voting securities immediately after the transaction, and

b.           after which no person or group beneficially owns voting securities representing 40% or more of the combined voting power of the Successor Entity; provided, however, that no person or group will be treated for purposes of this clause (B) as beneficially owning 40% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(4)         the Company's stockholders approve a liquidation or dissolution of the Company.

3.           D&O Insurance and Indemnification

3.1         D&O Insurance.  The Company will obtain and maintain at the Company’s expense during the term of this Agreement and for six (6) years thereafter liability insurance for the directors and officers of the Company (D&O insurance) in the amount of at least US$ 10 million for any acts or omissions of the Executive covered by the applicable insurance policy.

3.2         Indemnification.  The Company and the Executive acknowledge that they have entered into a separate indemnification agreement, and the Company will indemnify the Executive in accordance with the terms of such agreement.

4.           Outside Activities During Employment

4.1         Exclusive Employment.  The Executive will devote his best efforts and substantially all of his time and attention to the business of the Company, except that the Executive may engage in civic and not-for-profit activities, and participate in industry associations so long as such activities do not materially interfere with the performance of his duties hereunder.  The Executive agrees that he will not join any boards, other than community and civic boards and boards of industry associations which do not interfere with his duties to the Company, without the prior approval of the Board.

4.2         No Adverse Interests.  Except as permitted by Section 4.3, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or engage in any business that creates a conflict of interest with his duties of loyalty to the Company.

4.3         Non-Competition during Term of Agreement.  During the term of this Agreement, except on behalf of the Company or as expressly authorized by the Board, the Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation will not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.           Proprietary Information Obligations

As a condition of initial and continued employment with the Company, the Executive will execute and agrees to abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A, which may be amended by the parties from time to time without regard to this Agreement.  The Employee Proprietary Information and Inventions Agreement contains provisions that are intended by the parties to survive and that do survive termination or expiration of this Agreement.

6.           Termination Of Employment

The parties acknowledge that the Executive’s employment with the Company is terminable at will.  The provisions of in this Section governing the amount of compensation, if any, to be provided to the Executive upon termination of employment do not alter this at will status.

6.1         Termination by the Company for Cause

(a)         The Company may terminate this Agreement at any time for Cause by written notice to the Executive effective upon receipt.  “Cause” means that the Board of Directors has determined in good faith that the Executive has engaged in any of the following: (i) a material breach of this Agreement or any other written agreement between the Executive and the Company; (ii) gross negligence or gross misconduct in the performance of his duties; (iii) the commission of any act or omission constituting dishonesty or fraud that is injurious to the Company or any successor or affiliate thereof; (iv) any conduct that constitutes a felony; (v) conduct by the Executive which demonstrates gross unfitness to serve; (vi) failure to attempt in good faith to implement a clear, reasonable and legal directive of the Company’s Chief Executive Officer, the Board or any Board committee; (vii) persistent and severe unsatisfactory performance of job duties; or (viii) breach of a fiduciary duty.

(b)         If the Company terminates this Agreement for Cause, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of termination, and (iii) any other amounts to which the Executive is entitled at the time of termination under any bonus or compensation plan or practice of the Company.  The Executive will not be entitled to receive any Severance Benefits (as defined in Section 6.2 below), unearned bonuses or other compensation.

6.2         Termination by the Company without Cause.

(a)         The Company may terminate this Agreement at any time without Cause by written notice to the Executive effective fourteen (14) days after receipt of such notice or on a later termination date agreed with the Executive.

(b)         If the Company terminates the Executive’s employment without Cause, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of termination, and (iii) any other amounts to which the Executive is entitled at the time of termination under any bonus or compensation plan or practice of the Company.

(c)         In addition, and provided that the Executive executes and does not revoke a Release as provided in Section 7 and complies with Section 6.7(b), the Company will pay or grant the Executive, in lieu of any other severance benefits or any other compensation, the benefits set forth in this subsection (c) below (“Severance Benefits”); provided, however, that if the Company has established any compensation plan or severance benefit that is more favorable to the Executive than any of the Severance Benefits, the Company will pay to the Executive such more favorable benefit in lieu of the corresponding Severance Benefit set forth below:

(i)           An amount equal to the Base Salary for a period of twelve (12) months from the date of termination, less any payroll withholding and deductions due on such salary in accordance with applicable law, payable as a lump sum payment no later than the first business day following the date on which the Executive’s right to revoke any waiver and release of legal claims has expired unexercised (which revocation period will not exceed seven calendar days following the date the Executive signs the waiver and release);

(ii)          Acceleration of vesting of Stock Awards pursuant to Section 2.6(b)(ii), if applicable;

(iii)         During the period beginning on the first business day following the date on which the Executive’s right to revoke any waiver and release of legal claims has expired unexercised (which revocation period will not exceed seven calendar days following the date the Executive signs the waiver and release) and ending on the earlier of the date (1) which is twelve (12) months following the date of termination or (2) on which the Executive has accepted a full time position, executive-level outplacement services at the Company’s expense, not to exceed €15,000, by a firm selected by the Executive from a list compiled by the Company;

(iv)         Continuation of the payments for insurance coverage made pursuant to Section 2.4 for the period beginning immediately prior to the date of termination of this Agreement and ending on the earlier to occur of the date (1) which is twelve (12) full months following the date of termination, or (2) when the Executive’s next employer agrees to assume such payments; and

(v)           If this Agreement is terminated within six (6) months prior to or twelve (12) months following a Change of Control, a Bonus (as defined below) payable as a lump sum payment no later than the first business day following the date on which the Executive’s right to revoke any waiver and release of legal claims has expired unexercised (which revocation period will not exceed seven calendar days following the date the Executive signs the waiver and release).  “Bonus” means the average of the bonuses awarded to the Executive for each of the three (3) fiscal years prior to the date of termination, or such lesser number of fiscal years as may be applicable if the Executive has been employed for less than three (3) full fiscal years on the date of termination.  For purposes of determining the Executive’s Bonus, to the extent the Executive received no bonus in a year in which other executives received bonuses, such year will still be taken into account (using zero (0) as the applicable bonus) in determining the Executive’s Bonus, but if the Executive did not receive a bonus for a year in which no executive received a bonus, such year will not be taken into account.  If any portion of the bonuses awarded to the Executive consisted of securities or other property, the fair market value thereof will be determined in good faith by the Board.

(d)         The Company will have the right to withhold further payments of unpaid Severance Benefits upon its notice to the Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that the Executive has breached any of his post-termination obligations to the Company under applicable laws and as defined in this Agreement and the Employee Proprietary Information and Inventions Agreement.

(e)         The damages caused by the termination of the Executive’s employment without Cause would be difficult to ascertain; therefore, the severance for which the Executive is eligible pursuant to Section 6.2(c) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.3         Termination by the Executive for Good Reason.

(a)         If the Executive has not previously received a notice of termination from the Company, the Executive may terminate this Agreement at any time for Good Reason by written notice to the Company as provided below.  “Good Reason” means that any of the following actions are taken by the Company without Executive’s prior written consent: (i) any material diminution of the Executive’s authority, duties or responsibilities; (ii) any material reduction by the Company in the Executive’s Base Salary; (iii) a relocation of the Executive’s place of employment to a location in excess of 50 miles from the Subsidiary’s current offices in Munich, Germany; (iv) any material breach of this Agreement by the Company; (v) any failure to pay the Executive the earned bonus for any period under the MICP or any other bonus or incentive plan adopted by the Company, if a majority of other officers of the Company or any successor or affiliate have been paid bonuses for such period under such plan, which, for purposes of this provision, will be a material breach of this Agreement; or (vi) any failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company which, for purposes of this provision, will be a material breach of this Agreement; provided, however, that the above conditions will only be deemed Good Reason if (i) the Company is given written notice from the Executive within ninety (90) days following the first occurrence of a condition that the Executive considers to constitute Good Reason describing the condition and the Company fails to remedy such condition within thirty (30) days following such written notice, and (ii) the Executive resigns from employment effective on a date that is within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so. Notwithstanding the foregoing, any actions taken by the Company to accommodate a disability of the Executive or pursuant to the Family and Medical Leave Act or an applicable state leave law will not be a Good Reason for purposes of this Agreement.

(b)         If the Executive terminates this Agreement for Good Reason, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of termination, and (iii) any other amounts to which the Executive is entitled at the time of termination under any bonus or compensation plan or practice of the Company.

(c)         In addition, provided that the Executive executes and does not revoke a Release as provided in Section 7 and complies with Section 6.7(b), the Company will pay or grant the Executive, in lieu of any other severance benefits or any other compensation, the Severance Benefits set forth in Section 6.2(c).

(d)         The Company will have the right to withhold further payments of unpaid Severance Benefits upon its notice to the Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that the Executive has breached any of his post-termination obligations to the Company under applicable laws and as defined in this Agreement and the Employee Proprietary Information and Inventions Agreement.

(e)         The damages caused by the termination of the Executive’s employment without Cause would be difficult to ascertain; therefore, the severance for which the Executive is eligible pursuant to Section 6.2(c) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

6.4         Termination by the Executive Without Good Reason.

(a)         The Executive may terminate this Agreement at any time without Good Reason effective thirty (30) days after written notice to the Company or on such other termination date agreed with the Company. The Company may relieve the Executive from the performance of his duties under this Agreement at any time after receipt of the written notice.

(b)         If the Executive terminates this Agreement without Good Reason, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of the receipt of the notice of termination, and (iii) any other amounts to which the Executive is entitled under any bonus or compensation plan or practice of the Company at the time of termination.  The Executive will not be entitled to receive any Severance Benefits.

6.5         Termination for Death.

(a)         This Agreement will terminate immediately upon the Executive’s death.

(b)         Upon termination of this Agreement due to the Executive’s death, the Company will pay to any beneficiaries designated by the Executive in writing in Exhibit B, or in the absence of such designation, to the Executive’s estate, (each a “Death Benefits Recipient”) (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken by the Executive at the time of termination, and (iii) any other amounts to which the Executive was entitled at the time of termination under any bonus or compensation plan or practice of the Company.

(c)         In addition, provided that the Executive’s Death Benefits Recipient executes and does not revoke a Release as provided in Section 7, the Company will pay the Death Benefits Recipient(s), in lieu of any other severance benefits or any other compensation, the Severance Benefits set forth in Section 6.2(c)(i); provided that if the Company, immediately prior to the termination of this Agreement pursuant to 6.5(a), has paid or reimbursed the Executive for life insurance coverage with an insurance benefit of at least two (2) times the Executive’s Base Salary, then the payment of such life insurance benefit to the beneficiaries designated in the insurance policy replaces the Company’s obligation to pay the Death Benefits Recipient(s) the Severance Benefits set forth in Section 6.2(c)(i).

(d)         The Executive may change any beneficiary designated in Exhibit B by written notice to the Company.

6.6         Termination for Disability.

(a)         The Company may terminate this Agreement for the Executive’s Disability by written notice to the Executive effective upon receipt or per a termination date agreed with the Executive. Termination by the Company of the Employee’s employment based on “Disability” will mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for (i) a period in excess of ninety (90) consecutive days, or (ii) a period in excess of one hundred twenty (120) days in the aggregate in any consecutive one hundred eighty (180) day period.  This definition will be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act and other applicable law.  The existence of the Executive’s Disability will be determined by the Company on the written certification of the Executive’s physician.  The Company reserves the right to have the Executive examined by such physician at the Company’s expense.

(b)         If the Company terminates this Agreement for the Executive’s Disability, the Company will pay the Executive (i) the Base Salary due the Executive through the date of termination, (ii) for any accrued PTO not taken at the time of termination, and (iii) any other amounts to which the Executive is entitled at the time of termination under any bonus or compensation plan or practice of the Company.

(c)         In addition, provided that the Executive executes and does not revoke a Release as provided in Section 7 and complies with Section 6.7(b), the Company will pay or grant the Executive, in lieu of any other severance benefits or any other compensation, the Severance Benefits set forth in Section 6.2(c)(i), (iii) and (iv); provided that if the Company, immediately prior to the termination of this Agreement pursuant to 6.6(a), has paid or reimbursed the Executive for long term disability insurance coverage with an insurance benefit of not less than 80% of his Base Salary to the age of 65, then the payment pursuant to such insurance will replace the Company’s obligation to pay the Severance Benefits set forth in Section 6.2(c)(i).  At the Executive’s election he may pay the premium for this long term disability coverage.

(d)         The Company will have the right to withhold further payments of unpaid Severance Benefits upon its notice to the Executive of the Board’s good faith reasonable belief, and the basis for the reasonable belief, that the Executive has breached any of his post-termination obligations to the Company under applicable laws and as defined in this Agreement and the Employee Proprietary Information and Inventions Agreement.

6.7         Cooperation Obligations.

(a)         Transition Activities.  After delivery or receipt by the Executive of any notice of termination, and for a reasonable period following any termination of this Agreement (to include any period for which the Executive has been provided Base Salary as a severance benefit), the Executive will fully cooperate with the Company in all matters relating to the winding up of the Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

(b)         Return of the Company’s Property.  If the Company has delivered or received a notice of termination of this Agreement, the Company will have the right, at its option, to require the Executive to vacate his offices and to cease all activities on the Company’s behalf prior to the effective date of termination.  Upon the termination of this Agreement, as a condition to the Executive’s receipt of any post-termination benefits described in this Agreement, the Executive will immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other tangible and intangible property belonging to the Company, it being distinctly understood that all such lists, books and records, and other property, are the property of the Company.  The Executive will deliver to the Company a signed statement certifying compliance with this Section 6.7 prior to the receipt of any post-termination benefits described in this Agreement

(c)         Litigation.  After the termination of this Agreement, the Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems the Executive’s cooperation necessary or desirable.  In such matters, the Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  The Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing.

(d)         Expenses and Fees.  The Company will reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive as a result of his cooperation with the obligations described in this Section 6.7, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures.  Except as provided in the preceding sentence, the Executive will not be entitled to any compensation for activities performed pursuant to this Section 6.7 during the period for which the Executive has been provided Base Salary as a severance benefit. Thereafter, the Company will pay the Executive a compensation for activities performed pursuant to this Section 6.7 based on an hourly rate of 160th of the Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”).  In performing obligations under this Section 6.7 following termination of this Agreement, the Executive agrees and acknowledges that he will be serving as an independent contractor, not as a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, will not be eligible to participate in any Company benefit plans while performing such services.

7.           Release

As a condition precedent to receipt of any Severance Benefits, the Executive will provide the Company with an executed and effective general release substantially in the form attached hereto as Exhibit C (the “Release”), or a release in such other form as the parties may agree upon at the time.  Such Release must be executed and delivered to the Company by no later than forty-five (45) days after the date of the Executive’s termination from employment, and the Executive will not be entitled to any Severance Benefits if he delivers the Release after that time.

8.           Post-Contractual Obligations

8.1         Non-Competition.  The Executive will not, for a period of twelve (12) months from the termination of this Agreement, for the Executive’s own account, or as owner, manager, officer, shareholder, consultant, director, representative or employee of a company, participate in the research or development of BiTE antibodies or active agents which trigger the same mechanism as BiTE antibodies (collectively, the “Non-Compete Field”).  This non-competition clause has worldwide application.  The Board may, in its discretion, reduce the scope of the Non-Compete Field or waive the non-competition obligation.

8.2         Non-Solicitation.  While employed by the Company, and for a period of six (6) months from the termination of this Agreement, the Executive will not interfere with the business of the Company by (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly causing any third party that provides services to the Company to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company.

8.3         Compensation for Non-Competition and Non-Solicitation.

(a)         Fifty percent (50%) of the value of the Severance Benefits is deemed to be paid as compensation for the Executive’s performance of the obligations set forth in this Section 8.  If the Executive does not receive the Severance Benefits (either because the Executive has not executed the Release or the Agreement is terminated for reasons under which the Executive is not entitled to receive the Severance Benefits), the Company will pay to the Executive fifty percent (50%) of his then current base salary for the duration of the Executive’s obligations set forth in this Section 8 in consideration of the Executive’s performance of his obligations under this Section 8.

(b)         In the event of a breach by the Executive of the obligations set forth in this Section 8, the obligation of the Company to pay compensation under this Section 8.3 will be terminated with immediate effect.  During an infringement of the non-competition or non-solicitation obligation, the obligation of the Company to pay compensation due under this Section 8.3 for desisting from competing and soliciting will be cancelled, and the Executive is obliged to pay back the corresponding part of the compensation already paid to the Executive pursuant to this Section 8.3.

(c)         The Company may at any time before, at or after termination of this Agreement, waive the non-competition and the non-solicitation obligations of this Section 8 by written notice to the Executive, which will release the Company from its obligation to pay compensation according to this Section 8.3 after the expiration of six months after receipt of such notice.

(d)         If the Company is entitled to terminate this Agreement for Cause, it may waive the non-competition and the non-solicitation obligations even after having given notice of termination, if such notice is received by the Executive no later than one month after receipt of the notice of termination. In that event, the obligation to pay compensation pursuant to Section 8.3 will expire with immediate effect, and the Executive will be obliged to pay back the portion of the compensation already paid to the Executive for the period after the termination of the non-compete and non-solicitation obligation.

(e)         Except as otherwise provided herein Sect. 74 et seq. of the German Commercial Code (“HGB”) will apply accordingly.

9.        Policies and Procedures

The employment relationship between the parties will be subject to Micromet’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in Micromet’s sole discretion. If the terms of this Agreement differ from or are in conflict with Micromet’s personnel policies or procedures, this Agreement will control. If the Company’s and the Subsidiary’s personnel policies or procedures differ from or are in conflict with each other, the Subsidiary’s policies and procedures will control.

10.        General Provisions

10.1         Notices.  Any notices provided hereunder must be in writing and will be deemed effective upon the earlier of personal delivery or receipt if delivered by mail or courier service, to the Company at its primary office location and to the Executive at his address as listed on the Company payroll or the Executive’s then current place of abode.

10.2         Confidentiality.  Unless publicly disclosed by the Company, the Executive will hold the provisions of this Agreement in strictest confidence and will not publicize or disclose this Agreement in any manner whatsoever; provided, however, that the Executive may disclose this Agreement: (a) to the Executive’s immediate family; (b) in confidence to his attorneys, accountants, auditors, tax preparers, and financial advisors; (c) insofar as such disclosure may be necessary to enforce its terms or as otherwise permitted or required by law.  In particular, and without limitation, the Executive agrees not to disclose the terms of this Agreement to any current or former employee of the Company.

10.3         Reasonableness of Restrictions.  The Executive acknowledges and agrees that (a) he has read this Agreement in its entirety and understands it, (b) the limitations imposed in this Agreement do not prevent him from earning a living or pursuing his career following the termination of this Agreement, and (c) the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  The Executive represents and agrees that he is entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

10.4         Arbitration and Remedies.  The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty.  The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, but excluding claims under or relating to Section 4.3, 6.7(b), 8 or 9 of this Agreement or relating to any separate agreements between the parties (including the Employee Proprietary Information and Inventions Agreement) which do not specify arbitration as the exclusive remedy and which may be pursued in any court of applicable jurisdiction (such claims, the “Excluded Claims”), will be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a single arbitrator selected in accordance with said rules; provided however, that nothing in this Agreement will prevent either the Executive or the Company from obtaining injunctive relief from a court, without bond and without prejudice to any other rights and remedies, to prevent irreparable harm pending the conclusion of any such arbitration. The location for the arbitration will be the Washington, D.C. metropolitan area.  Any award made by such panel will be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration will be borne by the Company; provided however, that at the Executive’s option, the Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement will provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement.  By election arbitration as the means for final settlement of all claims (other than the Excluded Claims), the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement.  The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

10.5         Surviving Clauses.  Sections 2.6(b), 3, 5, 6, 7, 8, 9 and 10 (including the definitions of any defined terms referenced therein) will survive any termination or expiration of this Agreement.

10.6         Severability.  In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, the parties agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.  If the court declines to enforce this Agreement in the manner provided in this Section 10.6, the Executive and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and the Executive agrees to be bound by this Agreement as modified.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.7        Waiver.  If either party should waive any breach of any provisions of this Agreement or fail to enforce performance by the other party, he or it will not thereby be deemed to have waived any preceding or succeeding breach or performance of the same or any other provision of this Agreement.  Any such waiver will be effective only if made in writing and signed by the Party waiving such breach or performance.

10.8        Complete Agreement; Amendment.  This Agreement and its Exhibits, constitute the entire agreement between the Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  This Agreement replaces all previous agreements regarding the service relationship of the Executive with the Company. It is entered into without reliance on any promise or representation other than those expressly contained herein.  This Agreement cannot be modified or amended except in a writing signed by an authorized representative of the Company and the Executive.

10.9        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.10      Assignment; Assumption by Successor; Non-transferability of Interest.

(a)         The Company may assign this Agreement, without the consent of the Executive, to any business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption will relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” will mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)         None of the rights of the Executive to receive any form of compensation payable pursuant to this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of the Executive.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of the Executive to receive any form of compensation to be made by the Company pursuant to this Agreement will be void.

10.11      Headings.  The headings of the sections hereof are inserted for convenience only and will not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.12      Construction.  The language in all parts of this Agreement will in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there will be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

10.13      Choice of Law.  All questions concerning the construction, validity, interpretation of this Agreement will be governed by the laws of the State of Maryland as applicable to contracts made and wholly performed within the State of Maryland by residents of that State.

10.14      Application of Section 409A.

(a)         Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement that constitute “deferred compensation” within the meaning of Section 409A will not commence in connection with the Executive’s termination of employment unless and until the Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h) (“Separation From Service”), unless the Company reasonably determines that such amounts may be provided to the Executive without causing him to incur the additional 20% tax under Section 409A.  In the event that any severance payments and benefits provided under this Agreement is delayed until a Separation From Service has occurred, then solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the Company will commence paying the severance payments and benefits when a Separation From Service does occur in accordance with the applicable payment schedules set forth in this Agreement.

(b)         For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.

(c)         If the Company (or, if applicable, the successor entity thereto) determines that any severance payments constitute “deferred compensation” under Section 409A and the Executive is, on the termination of service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the severance payments will be delayed until the earlier to occur of: (i) the date that is six months and one day after the Executive’s Separation From Service, or (ii) the date of the Executive’s death (such applicable date, the “Specified Employee Initial Payment Date”).  On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) will (A) pay to the Executive a lump sum amount equal to the sum of the severance payments that the Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the severance payments had not been so delayed pursuant to this Section and (B) commence paying the balance of the severance pay in accordance with the applicable payment schedules set forth in this Agreement.

(d)         To the extent that any cash payment for which the Company or its successor may become obligated to pay under Section 2.6(b)(iii) above is deferred compensation for purposes of Section 409A, then the definition of Change of Control for purposes of triggering a payment to the Executive under that provision will be limited to those events that constitute “change in control events” as specified in Treasury Regulation 1.409A-3 if necessary to avoid the imposition of the additional 20% tax under section 409A.

(e)         The Company’s obligations to make any reimbursements or provide in-kind benefits to the Executive will be subject to the following restrictions: (a) the Executive must provide documentation of any reimbursable expenses in accordance with the Company’s then existing policies and procedures, (b) the expenses paid or reimbursed by the Company in one calendar year will not affect the expenses paid or reimbursed in another calendar year, and (c) the reimbursement for any expenses will be made within a reasonable period of time following the date on which the Company receives written documentation of the expense, provided that all expenses will be reimbursed on or before the last day of the calendar year following the calendar year in which the expense was incurred.

10.15      Best-After-Tax-Result Severance Payment

(a)         Notwithstanding anything in this Agreement or any other agreement between the Executive and the Company (or any of its subsidiaries or affiliates) to the contrary, if the provisions of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) relating to “excess parachute payments” (as defined in the Code) is applicable to any payment or benefit received or to be received by the Executive from the Company in connection with a Change in Control (collectively, “Payments”), then any such Payments will be equal to the “Reduced Amount” where the Reduced Amount is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the excise tax imposed by Section 4999 of the Code, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts after taking into account all applicable federal, state and local employment taxes, income taxes and the excise tax of Section 4999 of the Code (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of Payments.  If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision will occur in a manner necessary to provide the Executive with the greatest post-reduction economic benefit.  If more than one manner of reduction of Payments necessary to arrive at the Reduced Amount yields the greatest economic benefit to the Executive, the Payments will be reduced pro rata.

(b)         In connection with a Change in Control transaction, the Company will engage its accounting firm (“Accountants”) to perform the calculations to determine if the Payments to the Executive would reasonably be subject to Section 280G of the Code, and the Company will use reasonable efforts to cause the Accountants to finalize such calculations, and the Company will deliver such calculations and any supporting documentation to the Executive, by no later than ten (10) days before the closing of the Change in Control transaction.

In Witness Whereof, the parties have executed this Agreement on the day and year first above written.

Micromet, Inc.

/s/ Christian Itin
Name: Christian Itin
Title: President and CEO

The Executive

/s/ Ulrich M. Grau
Ulrich M. Grau, Ph.D.

Exhibit A

Micromet, Inc.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

In consideration of my employment or continued employment by Micromet, Inc., its subsidiaries, parents, affiliates, successors and assigns (together, the “Company”) and the compensation now and hereafter paid to me, I hereby enter into this Proprietary Information and Inventions Agreement (the “Agreement”) and agree as follows:

1.           Nondisclosure.

1.1           Recognition of the Company's Rights; Nondisclosure.  I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Proprietary Information (defined below) and that the Company has a protectable interest therein.  At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing.  I will obtain the Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at the Company and/or incorporates any Proprietary Information.  I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information will be the sole property of the Company and its assigns.  I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Proprietary Information.

1.2           Proprietary Information.  The term “Proprietary Information” will mean any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed during my employment.  By way of illustration but not limitation, “Proprietary Information” includes (a)  the identity, structure, chemical formula and composition of any materials in research or development by the Company; procedures and formulations for producing or manufacturing any such materials; all information relating to preclinical and clinical studies and the results thereof; regulatory documentation and/or submissions and information relating to the regulatory status of any such materials; any data, reports, analyses, techniques, processes, technical information, ideas, know-how, trade secrets, patents, patent applications or inventions and any other proprietary technology and all Proprietary Rights therein (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, ongoing or potential projects, grants, grant proposals, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry through no breach of this agreement or other act or omission by me, and I am free to discuss the terms and conditions of my employment with others to the extent permitted by law.

1.3           Third Party Information.  I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data, or information (“Third Party Information”).  During my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than the Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

A-1.

1.4           Term of Nondisclosure Restrictions.  I understand that Proprietary Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If, however, a court decides that this Section 1 or any of its provisions is unenforceable for lack of reasonable temporal limitation and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5           No Improper Use of Information of Prior Employers and Others.  During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.           Assignment of Inventions.

2.1           Proprietary Rights.  The term “Proprietary Rights” will mean all trade secrets, patents, copyrights, trade marks, mask works and other intellectual property rights throughout the world.

2.2           Prior Inventions.  Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement.  To preclude any possible uncertainty, I have set forth on Schedule A (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).  If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Schedule A but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Schedule A for such purpose.  If no such disclosure is attached, I represent that there are no Prior Inventions.  If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, fully-paid, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, make derivative works of, publicly perform, publicly perform, use, sell, import, and exercise any and all present and future rights in such Prior Invention.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

2.3           Assignment of Inventions.  Subject to Subsections 2.4 and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.  Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

2.4           Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Proprietary Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”).

A-2.

2.5           Obligation to Keep Company Informed.  During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment.  At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of a Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6           Government or Third Party.  I also agree to assign all my right, title and interest in and to any particular the Company Invention to a third party, including without limitation the United States, as directed by the Company.

2.7           Works for Hire.  I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8           Enforcement of Proprietary Rights.  I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to the Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee.  My obligation to assist the Company with respect to Proprietary Rights relating to such the Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3.           Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.

4.           Duty Of Loyalty During Employment. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company.

A-3.

5.           Reasonableness Of Restrictions.

5.1           I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

5.2           In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

5.3           If the court declines to enforce this Agreement in the manner provided in subsection 5.2, I and the Company agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

6.           No Conflicting Agreement or Obligation.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

7.           Return of the Company Property.  When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.  I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company personnel at any time with or without notice.  Prior to leaving, I will cooperate with the Company in completing and signing the Company's termination statement if requested to do so by the Company.

8.           Notices.  Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing.  Such notice will be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9.           Notification of New Employer.  In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10.         General Provisions

10.1         Governing Law.  All questions concerning the construction, validity, interpretation of this Agreement will be governed by and construed according to the laws of the State of Maryland as applicable to contracts made and wholly performed within the State of Maryland by residents of the State of Maryland. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Montgomery County, Maryland for any lawsuit filed there against me by Company arising from or related to this Agreement.

10.2         Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein.  If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

A-4.

10.3         Successors and Assigns.  This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

10.4         Survival.  The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

10.5         Employment Status.  I agree and understand that nothing in this Agreement will change my employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company's right to terminate my employment at any time, with or without cause or advance notice.

10.6         Waiver.  No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right.  The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

10.7         Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

10.8         Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsection 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I have read this agreement carefully and understand its terms. I have completely filled out Schedule A to this Agreement.

Dated:  June 14, 2011

/s/ Ulrich M. Grau
Name: Ulrich M. Grau

Accepted and Agreed To:

Micromet, inc.

By:	/s/ Christian Itin
Name: Christian Itin
Title: President & CEO

A-5.

Schedule A

Previous Inventions

TO:	Micromet, Inc.

FROM:

DATE:

SUBJECT:	Previous Inventions

1.           Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Micromet, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.           Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

A-6.

Exhibit B

DEATH BENEFITS RECIPIENTS

Primary Beneficiary:	Amount of Payment pursuant to Section 6.5:

_____________________	____%

Secondary Beneficiary (if Primary Beneficiary pre-deceased):

_____________________	____%

Exhibit C

RELEASE AGREEMENT

This Release of Claims (Release”) is made as of _________________ by and between Ulrich M. Grau Ph.D. (the “Executive”) and Micromet, Inc. (the “Company”) (together, the “Parties”).

1.            In consideration for the Executive’s execution of this Release, the Company will provide the following Severance Benefits: [itemize benefits].

2.           The Executive hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which were known or through reasonable diligence should have been known, arising out of or in any way related to Releases, events, acts or conduct at any time prior to and including the date the Executive executes this Release, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, PTO pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

(a)         has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

(b)         has discriminated against him on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Fair Employment Practice Act of Maryland, Md. Code  Ann., State Government, tit. 20; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act;

(c)         has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to him or any member of his/her family and/or promissory estoppel).

(d)         Excluded from this Release are any claims which cannot be waived by law.  The Executive is waiving, however, his/her right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on his/her behalf.  The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended.  The Executive also acknowledges that (i) the consideration given to his/her in exchange for the waiver and release in this Release is in addition to anything of value to which he was already entitled, and (ii) that he/she has been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which he/she is eligible, and have not suffered any on-the-job injury for which he/she has not already filed a claim.  The Executive further acknowledges that he has been advised by this writing that:  (a) his waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) he has been advised hereby that he/she has the right to consult with an attorney prior to executing this Release; (c) he has twenty-one (21) days to consider this Release (although the Executive may choose to voluntarily execute this Release earlier and if he/she does he/she will sign the Consideration Period waiver below); (d) he has seven (7) days following his execution of this Release to revoke the Release; and (e) this Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after the Executive executes this Release.

3.           On or before the last day of the Executive’s employment, the Executive agrees to return to the Company all Company documents (and all copies thereof) and other Company property that the Executive has had in his/her possession at any time, including, but not limited to, Company lists, books, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  The Executive will coordinate the return of Company property with [name/title]. The Executive further agrees to deliver to the Company a signed statement certifying compliance with this Section 3 prior to the receipt of any Severance Benefits described in Section 1 above.

4.           For a reasonable period following any termination of this Agreement (to include any period for which the Executive has been provided Base Salary as a severance benefit), the Executive will fully cooperate with the Company in all matters relating to the winding up of the Executive’s pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

5.           The Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems the Executive’s cooperation necessary or desirable.  In such matters, the Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  The Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by the Executive in connection with any such legal proceedings, unless the Executive is expressly prohibited by law from so doing.

-ii-

6.           The Company will reimburse the Executive for reasonable out-of-pocket expenses incurred by the Executive as a result of his cooperation with the obligations described in Sections 4-5, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures.  Except as provided in the preceding sentence, the Executive will not be entitled to any compensation for activities performed pursuant to Sections 4-5 during the period for which the Executive has been provided Base Salary as a severance benefit. Thereafter, the Company will pay the Executive a compensation for activities performed pursuant to Sections 4-5 based on an hourly rate of 160th of the Executive’s monthly Base Salary immediately preceding the termination of employment (the “Fees”).  In performing obligations under Sections 4-5 following termination of his employment, the Executive agrees and acknowledges that he will be serving as an independent contractor, not as a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees, will not be eligible to participate in any Company benefit plans while performing such services.

7.           The Executive further agrees that both during and after the Executive’s employment the Executive acknowledges his/her continuing obligations under his Employee Proprietary Information and Inventions Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.

8.           The Executive further agrees to reimburse to the Company any tax refunds or other amounts that the Executive receives as payment or credit during and after the Executive’s employment and that are reimbursable to the Company pursuant to the Company’s tax equalization policy in effect as of the date of termination of Executive’s employment.  The Executive agrees to make the reimbursement to the Company within fourteen (14) days of the Executive’s receipt of the tax payment, refund or credit.

9.           It is understood that the Executive will hold the provisions of this Release in strictest confidence and will not publicize or disclose it in any manner whatsoever; provided, however, that:  (a) the Executive may disclose this Release to his immediate family; (b) the Executive may disclose this Release in confidence to his/her attorney, accountant, auditor, tax preparer, and financial advisor; and (c) the Executive may disclose this Release insofar as such disclosure may be required by law.

10.         The Executive agrees not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that the Executive may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11.         This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

-iii-

12.         The Executive agrees that upon any breach of this Release the Executive will forfeit all benefits paid or owing to the Executive by virtue of his execution of this Release.  The Executive further acknowledges that it may be impossible to assess the damages caused by violation of the terms of paragraphs 3, 7, 8 and 9 of this Release and further agree that any threatened or actual violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company.  The Executive therefore agrees that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon the Executive’s breach of this Release, the Company will be entitled to an injunction to prevent the Executive from violating or breaching this Release.  The Executive agrees that if the Company is successful in whole or part in any legal or equitable action against the Executive under this Release, the Executive agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Release.

13.         This Release constitutes the complete, final and exclusive embodiment of the entire Release between the Parties with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Release may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company.  This Release will bind the heirs, personal representatives, successors and assigns of the Parties, and inure to the benefit of the Parties, their heirs, successors and assigns.  If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and to be performed entirely within Maryland.

In Witness Whereof, the Parties have duly authorized and caused this Agreement to be executed as follows:

Micromet, Inc.	The Executive

By:
Name
Title
Date:	Date:

-iv-